Exhibit 99.1

LIQUIDITY SERVICES, INC. ANNOUNCES SECOND QUARTER FISCAL YEAR 2012 FINANCIAL RESULTS

— Second quarter record revenue of $125.7 million up 41% — Record Gross Merchandise Volume (GMV) of $218.4 million up 59% - Record Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $30.9 million up 120% — Record Adjusted EPS of $0.52 up 136%

WASHINGTON — May 3, 2012 - Liquidity Services, Inc. (NASDAQ: LQDT; www.liquidityservicesinc.com) today reported its financial results for its second quarter of fiscal year 2012 (Q2-12) ended March 31, 2012.  Liquidity Services, Inc. provides business and government clients and buying customers transparent, innovative and effective online marketplaces and integrated services for surplus assets.

Liquidity Services, Inc. (LSI or the Company) reported consolidated Q2-12 record revenue of $125.7 million, an increase of approximately 41% from the prior year’s comparable period.  Adjusted EBITDA, which excludes stock based compensation and acquisition costs (including changes in earn out estimates), for Q2-12 was a record $30.9 million, an increase of approximately 120% from the prior year’s comparable period.  Q2-12 GMV, the total sales volume of all merchandise sold through the Company’s marketplaces, was a record $218.4 million, an increase of approximately 59% from the prior year’s comparable period. Fiscal 2012 results include the operations of Jacobs Trading, which the Company acquired on October 1, 2011.

Net income in Q2-12 was $18.8 million or $0.57 diluted earnings per share.  Adjusted net income, which excludes stock based compensation, acquisition costs (including changes in earn out estimates) and amortization of contract-related intangible assets associated with the Jacobs Trading acquisition — net of tax, in Q2-12 was a record $17.2 million or a record $0.52 diluted earnings per share based on 32.8 million fully diluted shares outstanding, increases of approximately 176% and 136%, respectively, from the prior year’s comparable period.

LSI has a $7.0 million credit, or income, in the Acquisition Costs line item of its Statement of Operations, as a result of reducing the estimate of the fair value of the earn out of its TruckCenter.com acquisition from $7.0 million (recorded at the acquisition), to zero as of March 31, 2012. Upon review of the estimate as of March 31, 2012, LSI determined that the operating results of TruckCenter.com are unlikely to achieve the $7.0 million earn out payment based on the last 11 months of operating history and estimates for the next 13 months. Therefore, based upon revised projections, the Company reversed the earn out liability.  The change in estimate does not affect the Company’s effective income tax rate.

Q2-12 operating cash flow was $26.4 million, an increase of approximately 178% from the prior year’s comparable period.

“LSI reported record results for GMV, Adjusted EBITDA and Adjusted EPS in Q2-12 all of which exceeded our guidance range. Record GMV results were primarily driven by growth in the volume of goods sold in our retail supply chain and municipal government marketplaces by existing and new clients.  Our team did an excellent job handling the increased volumes while maintaining a high level of service and quality to our clients and buying customers.  Our consistent execution has enabled Liquidity Services to become the trusted provider of choice in our industry with over 50 Fortune 500 corporations, over 4,500 federal, state and local government agencies and over 1.7 million registered buyers utilizing our marketplaces. Our progress has generated strong financial results for our shareholders, exemplified by our adjusted EBITDA of $81.2 million and operating cash flow of $62.2 million over the last 12 months. By continuing to invest in growing our e-commerce business we intend to capture a significant share of large, highly fragmented markets, both in the commercial and public sector, while having a positive impact on our clients financial and environmental sustainability initiatives,” said Bill Angrick, Chairman and CEO of LSI.

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Business Outlook

While economic conditions have improved, our overall outlook remains cautious due to the volatility in the macro environment and its potential impact on the retail supply chain and GDP growth.  Additionally, during fiscal year 2012 we expect to fund major upgrades in our technology infrastructure to support further integration of our existing businesses and online marketplaces, including the integration of Truckcenter.com and Jacobs Trading.  In the longer term, we expect our business to continue to benefit from the following trends: (i) as consumers trade down and seek greater value, we anticipate stronger buyer demand for the surplus merchandise sold in our marketplaces, (ii) as corporations and public sector agencies focus on reducing costs, improving transparency and working capital flows by outsourcing reverse supply chain activities, we expect our seller base to increase, and (iii) as corporations and public sector agencies increasingly prefer service providers with a proven track record, innovative technology solutions and demonstrated financial strength, we expect our seller base to increase.  We continue to implement the Jacobs Trading acquisition according to our original plan.  The network effect of the integration is creating efficiencies for our selling and buying customers.  These efficiencies continue to bring new sellers into our marketplace and have enabled us to increase our operating performance creating margin improvements as we scale our commercial business.  As we improve operating efficiencies and service levels, we expect our competitive position to strengthen.

The following forward looking statements reflect trends and assumptions for the next quarter and FY 2012:

(i)                                     stable commodity prices in our scrap business;

(ii)                                  stable average sales prices realized in our capital assets marketplaces;

(iii)                               an effective income tax rate of 40%; and

(iv)                              improved operations and service levels in our retail goods marketplaces.

Our results may also be materially affected by changes in business trends and our operating environment, and by other factors, such as: (i) investments in infrastructure and value-added services to support new business in both commercial and public sector markets; and (ii) pricing pressure from buyers in selected categories of our retail goods marketplaces, which can result in lower than optimal margins.

Our Scrap Contract with the Department of Defense (DoD) includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 23% up to 25%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  We are eligible to receive this incentive in each year of the term of the Scrap Contract and have assumed for purposes of providing guidance regarding our projected financial results for the next quarter and fiscal year 2012 that we will again receive this incentive payment.

GMV — We expect GMV for fiscal year 2012 to range from $760 million to $800 million, which is an increase from our previous guidance range of $700 million to $740 million.  We expect GMV for Q3-12 to range from $205 million to $215 million.

Adjusted EBITDA — We expect Adjusted EBITDA for fiscal year 2012 to range from $96 million to $100 million, which is an increase from our previous guidance range of $83 million to $87 million.  We expect Adjusted EBITDA for Q3-12 to range from $26.0 million to $28.0 million.

Adjusted Diluted EPS — We estimate Adjusted Earnings Per Diluted Share for fiscal year 2012 to range from $1.64 to $1.70, which is an increase from our previous guidance range of $1.32 to $1.38.  In Q3-12, we estimate Adjusted Earnings Per Diluted Share to be $0.43 to $0.46.  This guidance assumes that we have an average fully diluted number of shares outstanding for the year of 33.2 million, and that we will not repurchase shares with the approximately $18.1 million yet to be expended under the share repurchase program.

Our guidance adjusts EBITDA and Diluted EPS for (i) acquisition costs including transaction costs and changes in earn out estimates; (ii) amortization of contract intangible assets of $33.3 million from our acquisition of Jacobs Trading; and (iii) for stock based compensation costs, which we estimate to be approximately $2.3 million to $2.5 million per quarter for the remaining two quarters of fiscal year 2012.  These stock based compensation costs are consistent with fiscal year 2011.

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Key Q2-12 Operating Metrics

Registered Buyers — At the end of Q2-12, registered buyers totaled approximately 1,711,000, representing a 13% increase over the approximately 1,508,000 registered buyers at the end of Q2-11.

Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 564,000 in Q2-12, an approximately 3% increase over the approximately 546,000 auction participants in Q2-11.

Completed Transactions — Completed transactions decreased to approximately 128,000, an approximately 3% decrease for Q2-12 from the approximately 132,000 completed transactions in Q2-11, as a result of an increase in average transaction size of approximately 64% from $1,041 in Q2-11 to $1,703 in Q2-12 due to our lotting and merchandising strategies.

GMV and Revenue Mix — GMV continues to diversify due to the continued growth in our U.S. commercial business and state and local government business (the GovDeals.com marketplace).  As a result, the percentage of GMV derived from our DoD Contracts during Q2-12 decreased to 24.3% compared to 35.2% in the prior year period.  The table below summarizes GMV and revenue by pricing model.  The purchase model revenue mix has increased, as a result of the Jacobs Trading acquisition.

GMV Mix

	Q2-12	Q2-11
Profit-Sharing Model:
Scrap Contract	8.8%	14.9%
Total Profit Sharing	8.8%	14.9%
Consignment Model:
GovDeals	16.9%	18.9%
Commercial — US	31.8%	18.7%
Total Consignment	48.7%	37.6%
Purchase Model:
Commercial — US	27.0%	25.2%
Surplus Contract	15.5%	20.3%
Total Purchase	42.5%	45.5%

Other	—	2.0%
Total	100.0%	100.0%

Revenue Mix

	Q2-12	Q2-11
Profit-Sharing Model:
Scrap Contract	15.3%	22.3%
Total Profit Sharing	15.3%	22.3%
Consignment Model:
GovDeals	2.6%	2.6%
Commercial - US	8.2%	4.3%
Total Consignment	10.8%	6.9%
Purchase Model:
Commercial — US	47.5%	37.6%
Surplus Contract	26.4%	30.2%
Total Purchase	73.9%	67.8%

Other	—	3.0%
Total	100.0%	100.0%

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Liquidity Services, Inc.

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net income plus interest expense and other expense, net; provision for income taxes; amortization of contract intangibles; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock based compensation expense, and acquisition costs (including changes in earn out estimates).  Adjusted EBITDA for the three and six months ended March 31, 2011 includes the operating losses generated by our UK operations, which were closed down as of September 30, 2011.

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
	(in thousands) (unaudited)
Net income	$18,762	$5,059	$27,888	$6,442
Interest expense and other expense, net	583	34	1,108	55
Provision for income taxes	12,508	5,059	19,116	6,442
Amortization of contract intangibles	2,020	204	4,039	407
Depreciation and amortization	1,505	1,351	3,031	2,541

EBITDA	35,378	11,707	55,182	15,887
Stock compensation expense	2,493	2,312	5,118	4,528
Acquisition costs	(6,989)	—	(6,671)	4,695

Adjusted EBITDA	$30,882	$14,019	$53,629	$25,110

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share.  Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income plus tax effected stock compensation expense, amortization of contract-related intangible assets associated with the Jacobs Trading acquisition and acquisition costs (including changes in earn out estimates).  Adjusted basic and diluted earnings per share are determined using Adjusted Net Income.  Adjusted net income for the three and six months ended December 31, 2011 includes the operating losses generated by our UK operations, which were closed down as of September 30, 2011.

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
	(Unaudited) (Dollars in thousands, except per share data)
Net income	$18,762	$5,059	$27,888	$6,442
Stock compensation expense (net of tax)	1,496	1,156	3,037	2,264
Amortization of contract intangibles (net of tax)	1,090	—	2,155	—
Acquisition costs (net of tax)	(4,193)	—	(3,958)	2,348

Adjusted net income	$17,155	$6,215	$29,122	$11,054

Adjusted basic earnings per common share	$0.56	$0.23	$0.95	$0.41

Adjusted diluted earnings per common share	$0.52	$0.22	$0.89	$0.39

Basic weighted average shares outstanding	30,840,322	27,298,989	30,616,816	27,253,138

Diluted weighted average shares outstanding	32,778,428	28,068,461	32,580,473	28,179,741

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Conference Call

The Company will host a conference call to discuss the fiscal second quarter 2012 results at 10:30 a.m. Eastern Time today.  Investors and other interested parties may access the teleconference by dialing 800-901-5218 or 617-786-4511 and providing the participant pass code 79423024. A live web cast of the conference call will be provided on the Company’s investor relations website at http://www.liquidityservicesinc.com.  A replay of the web cast will be available on the Company’s website for 30 calendar days ending June 2, 2012 at 11:59 p.m. ET.  An audio replay of the teleconference will also be available until June 2, 2012 at 11:59 p.m. ET.  To listen to the replay, dial 888-286-8010 or 617-801-6888 and provide pass code 75018712.  Both replays will be available starting at 12:30 p.m. today.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of certain components of financial performance.  These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.  These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures.  In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting.  These measures should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors.  In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook and expected future effective tax rates.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD and Walmart for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully complete the integration of any acquired companies, including Jacobs Trading and Truckcenter.com, into our existing operations; and our ability to recognize any expected tax benefits as a result of closing our U.K. operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About LSI

Liquidity Services, Inc. (NASDAQ:LQDT) and its subsidiaries enable retailers, industrial corporations and government agencies to market and sell surplus assets quickly and conveniently using online marketplaces and value-added services. The Company, a member of the S&P SmallCap 600 Index, operates multiple global e-commerce marketplaces for surplus and salvage assets across the retail supply chain (Liquidation.com), government (GovLiquidation.com, GovDeals.com) and industrial capital assets (NetworkIntl.com) sectors. Liquidity Services is based in Washington, D.C. and has approximately 760 employees. Additional information can be found at: www.liquidityservicesinc.com.

Contact:

Julie Davis

Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservicesinc.com

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Liquidity Services, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in Thousands)

	March 31,	September 30,
	2012	2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$104,756	$128,984
Accounts receivable, net of allowance for doubtful accounts of $897 and $514 at March 31, 2012 and September 30, 2011, respectively	11,508	6,049
Inventory	23,639	15,065
Prepaid and deferred taxes	10,071	16,073
Prepaid expenses and other current assets	5,067	4,805
Current assets of discontinued operations	84	277
Total current assets	155,125	171,253
Property and equipment, net	7,558	7,042
Intangible assets, net	34,062	2,993
Goodwill	150,766	40,549
Other assets	5,954	5,970
Total assets	$353,465	$227,807
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,586	$8,590
Accrued expenses and other current liabilities	26,481	23,411
Profit-sharing distributions payable	6,117	7,267
Current portion of acquisition earn out payables	8,227	5,410
Customer payables	14,954	12,728
Current portion of note payable	9,000	—
Current liabilities of discontinued operations	616	2,160
Total current liabilities	80,981	59,566
Acquisition earn out payables	—	4,741
Note payable, net of current portion	32,000	—
Deferred taxes and other long-term liabilities	2,254	2,087
Total liabilities	115,235	66,394
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 31,081,192 shares issued and outstanding at March 31, 2012; 31,192,608 shares issued and 29,030,552 shares outstanding at September 30, 2011	30	29
Additional paid-in capital	151,947	124,886
Treasury stock, at cost	—	(21,884)
Accumulated other comprehensive income	35	52
Retained earnings	86,218	58,330
Total stockholders’ equity	238,230	161,413
Total liabilities and stockholders’ equity	$353,465	$227,807

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Liquidity Services, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011

Revenue	$112,165	$83,097	$208,389	$151,677
Fee revenue	13,559	6,316	23,366	13,186
Total revenue from continuing operations	125,724	89,413	231,755	164,863

Costs and expenses from continuing operations:
Cost of goods sold (excluding amortization)	55,024	38,334	98,310	69,188
Profit-sharing distributions	11,385	11,879	23,872	22,205
Technology and operations	15,802	13,581	31,585	26,072
Sales and marketing	6,909	5,948	13,445	11,715
General and administrative	8,215	6,785	16,032	13,080
Amortization of contract intangibles	2,020	204	4,039	407
Depreciation and amortization	1,505	1,195	3,031	2,241
Acquisition costs	(6,989)	—	(6,671)	4,695

Total costs and expenses	93,871	77,926	183,643	149,603

Income from continuing operations	31,853	11,487	48,112	15,260
Interest expense and other expense, net	(583)	(270)	(1,108)	(513)

Income before provision for income taxes from continuing operations	31,270	11,217	47,004	14,747
Provision for income taxes	(12,508)	(5,059)	(19,116)	(6,442)
Income from continuing operations	18,762	6,158	27,888	8,305
Loss from discontinued operations, net of tax	—	(1,099)	—	(1,863)
Net income	$18,762	$5,059	$27,888	$6,442

Basic earnings (loss) per common share:
From continuing operations	$0.61	$0.23	$0.91	$0.31
From discontinued operations	—	(0.04)	—	(0.07)
Basic earnings per common share	$0.61	$0.19	$0.91	$0.24

Diluted earnings (loss) per common share:
From continuing operations	$0.57	$0.22	$0.85	$0.30
From discontinued operations	—	(0.04)	—	(0.07)
Diluted earnings per common share	$0.57	$0.18	$0.85	$0.23

Basic weighted average shares outstanding	30,840,322	27,298,989	30,616,816	27,253,138
Diluted weighted average shares outstanding	32,778,428	28,068,461	32,580,473	28,179,741

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Liquidity Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
Operating activities
Net income	$18,762	$5,059	$27,888	$6,442
Less: discontinued operations, net of tax	—	(1,099)	—	(1,863)

Income from continuing operations	18,762	6,158	27,888	8,305
Adjustments to reconcile net income to net cash provided by operating activities from continuing operations:
Depreciation and amortization	3,524	1,398	7,070	2,647
Stock compensation expense	2,493	2,312	5,118	4,528
Provision (benefit) for inventory allowance	7	122	(40)	(45)
Provision (benefit) for doubtful accounts	82	66	(129)	97
Incremental tax benefit from exercise of common stock options	(4,449)	(230)	(9,338)	(1,495)
Changes in operating assets and liabilities:
Accounts receivable	(2,311)	(2,465)	(620)	(2,782)
Inventory	766	(728)	(2,475)	(2,029)
Prepaid expenses and other assets	6,385	(449)	13,160	409
Accounts payable	6,435	(1,064)	3,807	(1,217)
Accrued expenses and other	7,495	860	3,023	(3,120)
Profit-sharing distributions payable	(191)	3,736	(1,150)	4,511
Customer payables	(1,856)	2,275	2,226	4,966
Acquisition earn out payables	(10,109)	(2,500)	(10,109)	2,195
Other liabilities	(544)	(58)	167	(125)

Net cash provided by operating activities from continuing operations	26,489	9,433	38,598	16,845
Net cash (used in) provided by activities from discontinuing operations	(109)	57	(29)	(574)

Net cash provided by operating activities	26,380	9,490	38,569	16,271
Investing activities
Purchases of short-term investments	—	(1,731)	—	(7,862)
Proceeds from the sale of short-term investments	—	21,950	—	28,525
Increase in goodwill and intangibles and cash paid for acquisitions	(22)	(8)	(80,040)	(29)
Purchases of property and equipment	(883)	(971)	(2,059)	(2,973)

Net cash (used in) provided by investing activities	(905)	19,240	(82,099)	17,661
Financing activities
Proceeds from exercise of common stock options (net of tax)	5,941	5,185	9,951	7,580
Incremental tax benefit from exercise of common stock options	4,449	230	9,338	1,495
Repurchases of common stock	—	—	—	(3,541)

Net cash provided by financing activities	10,390	5,415	19,289	5,534
Effect of exchange rate differences on cash and cash equivalents	(17)	691	(16)	517

Net increase (decrease) in cash and cash equivalents	35,848	34,836	(24,257)	39,983
Cash and cash equivalents at beginning of the period	68,984	48,525	129,089	43,378
Less: Cash and cash equivalents of discontinued operations at end of period	76	271	76	271

Cash and cash equivalents at end of period	$104,756	$83,090	$104,756	$83,090
Supplemental disclosure of cash flow information
Cash paid for income taxes	$2,366	$4,810	$2,445	$5,377
Cash paid for interest	32	28	40	38
Note payable issued in connection with acquisition	—	—	40,000	—
Contingent purchase price accrued	—	—	8,185	4,695